EXHIBIT 10.1

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (Extension Agreement’ or ‘Agreement’) is made effective February 3, 2015 (with compensation treatment and promissory balance note transfers effective January 1, 2015), by, between and among Bion Environmental Technologies, Inc. (‘Bion’) (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the ‘Bion Companies’) and Mark A. Smith (‘MAS’).

WHEREAS MAS has provided the services to the Bion Companies continually since 2003 (and for most periods since 1992) and most recently pursuant to the agreement of July 1, 2012 which has been informally extend by emails and other means since its expiration (collectively, ‘Existing Agreement’);

WHEREAS Bion has been unable to pay MAS’ cash compensation set forth in the Existing Agreements for multiple years and has deferred/accrued, with MAS’ consent, such sums in a convertible promissory note with an adjustable conversion price (currently $.45 per Unit) into Units (each consisting of 1 share of Bion’s common stock and 1 warrant to purchase of Bion’s common stock) (‘Existing Note’);

WHEREAS Bion’s the prices at which Bion’s common stock trades and the price at which Bion has been able to raise funds has by sale of its equity have both dropped during subject period resulting in a large decrease in the conversion price of the Existing Note;

WHEREAS Bion  wishes to end the downward spiral related to the conversion price (and the ever increasing amount of its equity securities to be received upon conversion) of the Existing Note and MAS is willing to replace the Existing Note with a new convertible promissory note with terms that  i) materially reduce the interest rate by 50% (from 8% to 4%), ii) increase the conversion price by 11% (from $.45 to $.50), iii) fix the conversion price so there can be no further reductions, iv) reduce the number of warrants received on conversion by 75% (from 1 warrant per unit to ¼ per unit)and vi) extend the maturity date for 3 years (‘New Note’) (form of New Note attached as Exhibit 1 hereto)  ;

WHEREAS Bion wishes to have MAS continue to provide services to the Bion Companies and MAS is willing to continue to provide such services upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and conditions and performances  hereinafter set forth, the Bion Companies and MAS do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

1)

Pursuant to the terms of the Existing Agreement and this Extension Agreement, MAS shall continue to hold the positions of Director, Executive Chairman, President and General Counsel of Bion and each of its subsidiaries through a date no later than December 31, 2015 (‘Term’), with the proviso that Bion will seek to hire personnel to replace MAS on or before September 30, 2015  with MAS then becoming a consultant to the Bion Companies following a transition period after such hiring(s) for the balance of the Term; Bion has the option to extend MAS’s services for up to 6 months by written notice prior to 9/31/2015 with MAS’s compensation to be pro-rata for extended period.

2)

Bion shall compensate MAS as follows:

a)

Monthly cash compensation of $18,000 per month commencing January 2015 shall be paid to MAS in cash, which cash compensation shall continue to be deferred until the  the Board of Directors of Bion elects to resume cash payments to all employees and consultants who are deferring cash compensation;

b)

MAS shall be reimbursed on a monthly basis for his expenses;

c)

Until Bion resumes cash payment of MAS's compensation, such sums shall be, accrued and treated as set forth at Attachment A hereto;

d)

Bion hereby issues/grants to MAS options to purchase 150,000 shares of Bion's common stock at a price of $1.00 per share until December 31, 2020 pursuant to the Plan ('Options')'

e)

Bion hereby takes the following actions with regard to options previously granted to MAS ('Existing Options') and all warrants previously acquired by MAS, whether from Bion or others (including warrants held by donees of MAS)('Existing Warrants')

i) extends the term to December 31, 2020;

ii) reduces any exercise price in excess of $1.50 to $1.50;

iii) acknowledges that all of the Warrants, Existing Warrants, Options and Existing Options are subject to the ‘exercise bonus’ provisions of the Existing Agreement; and

iv) waives any provisions of the Options, Existing Options and/or Plan that would short end the term of the Options or Existing Options upon termination of   MAS’ employment by Bion;

f)

Bion hereby cancels (with consent of MAS) all outstanding Contingent Stock Bonuses (200,000 previously granted to MAS pursuant to the Plan' and

g)

Bion shall periodically (but not less than annually evaluate MAS' performance for bonus purposes with a goal of declaring cash bonuses of 1/3 (or more) plus other items

3)

New Note

a)

Effective January 2, 2015, the outstanding balance (principal plus accrued interest) of the Existing Note at December 31, 2014 (adjusted for conversions, etc.) is transferred to the New Note and the Existing Note is cancelled;

b)

New Note shall be convertible pursuant to its terms into Units (consisting of 1 share of Bion's common stock and 1/4 warrant to purchase a share of Bion's common stock at a price of $1.00 per share for a five year period at $1.00 per share (subject to existing 'exercise bonus' provisions);

c)

Bion acknowledges that the New Note (principal and interest, initially and going forward) represents compensation to MAS and, therefore, the common stock of Bion to be issued upon conversion (and upon exercise of the warrants received upon such conversion) of the New Note shall be registered and delivered pursuant to the Plan.

4)

The terms of this Extension Agreement control all matters covered hereby; provided, however, Bion acknowledges that any terms of the Existing Agreement not inconsistent with the items set forth matters set forth herein shall inure to the benefit of MAS and remain in full force and effect as if repeated in full herein. However,

5)

Miscellaneous:

a)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by Merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

b)

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceeding connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

c)

Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

d)

Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

e)

In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

f)

This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.  This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.

By: /s/ Dominic Bassani

       Dominic Bassani, CEO

/s/ Mark A. Smith

Mark A. Smith, Individually

ATTACHMENT “A”

TERMS OF COMPENSATION

1- MAS’s monthly compensation of $18000.00 (‘Monthly Comp’) shall accrue and be treated as set forth below.

2-To the extent that an accrued/deferred balance of Monthly Comp exists which  has not been converted or paid as set forth below (‘Deferred Comp’),  interest will accrue at a simple rate of 4%.

3-MAS shall have the right  to convert Monthly Comp and/or Deferred Comp into the common stock of Bion ( issued under and pursuant to the terms of Bion’s 2006 Consolidated Incentive Plan, as amended (‘Plan’) and Bion’s currently effective Form S-8 registration statement (‘Registration Statement’)) at one time a sum no greater than  Monthly Comp plus, subject to written approval and/or waiver of the volume limitation by Bion,  the higherer of:  i) 30% of Deferred Comp or ii) three  times Monthly Comp, on the following terms and conditions:

a)

Notification of election to convert shall be delivered to Bion by MAS during the first five calendar days of month to convert Monthly Comp for the  proceeding month plus any additional amount elected by MAS (subject to the limitations set forth above);

b)

Conversion formula: the price of conversion shall be the average closing price for Bion’s common stock for the last 10 trading days of the immediately preceeding month (in the event that there was no trade on a given day, the closing bid price shall be treated as the closing price on that day);

c)

Conversion may only be made on a date when Bion has made all of its    required periodic reports to the US Securities & Exchange Commision (‘SEC Reports’) and the Registration Statement is effective; but further provided, that if the Registration Statement has not been effective for a period of time, no conversion may be made without Bion’s written consent until the Registration Statement has been effective for at least 60 calendar days.

4-Bion cash payment option:

a)

Bion may at any time elect to pay all or part of the Monthly Comp and/or Deferred Comp by notification to MAS by e-mail of its intent to pay in cash within 30 days;

b)

Upon receipt of such notification, MAS’ right to elect conversion terminates as to the sum set forth in the notification from Bion.